                                   EXHIBIT 11



                            MOORE CORPORATION LIMITED
                        CALCULATION OF EARNINGS PER SHARE
          UNDER UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES


                                                                      Three months ended
                                                                           March 31
                                                             ------------------------------------
                                                                    2000                1999
                                                             ----------------    ----------------

                Net earnings (loss) as determined
                 under United States generally
                 accepted accounting principles (1)          $  (6,098,000)      $    5,879,000
                                                             ================    ================

                Weighted average number of
                 shares outstanding
                          - Basic                               88,456,940           88,456,940
                          - Diluted                             88,966,373           88,901,508

                Earnings (loss) per share
                          - Basic                            $       (0.07)      $         0.07
                                                             ================    ================
                          - Diluted                          $       (0.07)      $         0.07
                                                             ================    ================

(1) Refer to Note 2 to the Consolidated Financial Statements included in the Interim Report to the Shareholders.


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